TECHNOLOGY LICENSING AND MANUFACTURING AGREEMENT

This Technology Licensing and Manufacturing Agreement (“Agreement”) is made and entered into as of April 3, 2017 (the “Effective Date”) by and between:

MICROPORT ENDOVASCULAR (SHANGHAI) CO., LTD., a company organized and existing under the laws of People’s Republic of China, whose registered office is at Building 1, Lane 3399, Kangxin Road, Pudong New District, Shanghai, 201318 P. R. China (the “MICROPORT”), and

LOMBARD MEDICAL LIMITED., a Company organized and existing under the laws of England with registered offices in Lombard Medical House, 4 Trident Park, Didcot, Oxfordshire, OX11 7HJ, United Kingdom (the “LOMBARD”).

MICROPORT and the LOMBARD may be referred to herein as a “Party” or, collectively, as the “Parties.”

RECITALS:

WHEREAS, in connection with the investment in and strategic collaboration between LOMBARD and MICROPORT SCIENTIFIC CORPORATION.

WHEREAS, LOMBARD wishes to engage MICROPORT, and MICROPORT wishes to act for LOMBARD, as a manufacturer of Products to support the distribution of the Products in the Territory, subject to the terms and conditions of this Agreement.

WHEREAS, during the term of this Agreement, LOMBARD will grant to MICROPORT the right to manufacture Products at MICROPORT’s facilities in China in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of their mutual covenants and agreements contained herein, and the mutual benefits to be derived here from, the Parties, intending to be legally bound, hereby covenant and agree as follows:

COVENANTS:

Article 1
DEFINITIONS

1.01          Capitalized terms in this Agreement shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person which controls, is controlled by, or is under common control with such Person.  A Person shall be regarded as in control of another entity if it owns or controls more than fifty percent (50%) of the equity securities of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).  Notwithstanding the foregoing, with respect to a Party, “Affiliate” does not include a purchaser or holder of such Party’s equity securities that acquired or acquires such equity securities solely for investment purposes such as a venture capital fund or private equity fund.

 “Agreement” shall mean this Technology Licensing and Manufacturing Agreement, including the Exhibits attached hereto, as such may be amended from time to time.

“Applicable Law” shall mean all applicable provisions of all statutes, laws, rules, regulations, administrative codes, ordinances, decrees, orders, decisions, injunctions, awards judgments, permits and licenses of or from Governmental Authorities.

“Bankruptcy Event” shall mean the Person in question becomes insolvent, or voluntary or involuntary proceedings by or against such person or entity are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such person or entity, or proceedings are instituted by or against such person or entity for corporate reorganization or the dissolution of such person or entity, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or such person or entity makes an assignment for the benefit of its creditors, or substantially all of the assets of such person or entity are seized or attached and not released within sixty (60) days thereafter.

 “Business Day(s)” shall mean Monday through Friday, and shall exclude Saturday, Sunday, and public holidays in P.R China.

“Change of  Control ” shall mean with respect to a Party, a change in ownership or control of such Party effected through (i) the acquisition, directly or indirectly, by any Person or related group of Persons different from the persons holding those securities immediately prior to such transaction, of beneficial ownership of securities possessing fifty percent (50%) or more of the total combined voting power of such Party’s outstanding securities, (ii) a merger or consolidation in which securities possessing fifty percent (50%) or more of the total combined voting power of such Party’s outstanding securities are transferred to a Person or Persons different from the persons holding those securities immediately prior to such transaction; or (iii) the sale, transfer, exclusive license or other disposition of all or substantially all of such Party’s assets, or any material technology or intellectual property of such Party; provided, however, that any internal restructuring, reorganizing, or event where the existing shareholders retain control, shall not constitute a Change of Control for the purposes of this Agreement.

“Component” or “Components” shall mean any and all of the components that the LOMBARD requests that the Supplier supply to the LOMBARD for the commercialization of the Products.

“Effective Date” shall mean the date of execution of this Agreement;

“Facility” shall mean MICROPORT’s manufacturing facility or facilities in China otherwise noticed in advance.

“FDA” shall mean the United States Department of Health and Human Services Food and Drug Administration or any successor agency.

“Force Majeure Event” shall mean any event beyond the reasonable control of the Party affected by such event and which occurs without the fault or negligence of such Party or any of its subcontractors or suppliers, including, but not limited to, an act of God, delay or loss in transportation, fire, flood, earthquake, storm, war, riot, revolt, act of a public enemy, embargo, explosion, civil commotion, strike, act of terror, labor dispute, loss or shortage of power, impossibility or delay of obtaining raw materials or shortage in supply of raw materials or any law, rule, regulation, order by any Governmental Authority except for any action regarding public policy.  In each instance, the failure to perform must be beyond the reasonable control of the first Party.

“GMP” means the part of quality assurance which ensures Components are consistently produced and controlled in accordance with the quality standards appropriate for their intended use.

“Governmental Authority” shall mean any court or any governmental or other administrative or regulatory body, authority, department, ministry, agency, tribunal, or commission in the Territory including CFDA (China Food and Drug Administration).

 “Intellectual Property” shall mean any and all trade secrets, patents, copyrights, trademarks, service marks, trade names, domain names, trade dress, URLs, brand features, know- how and similar rights of any type under the laws of any applicable Governmental Authority relating to the Components.

 “Person” shall mean any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivisions thereof.

“Product(s)” shall mean the vascular devices (including stents and delivery system of different specifications) developed by LOMBARD for abdominal aortic aneurysm repair, i.e. Altura™ and Aorfix™ as their trade names (including but not limited to any components, accessories and assemblies of Altura™ and Aorfix™ whether reusable or consumable) as listed in Exhibit A attached hereto. Products may be changed, deleted or added by the mutual consent in writing of Parties.

“Purchase Order” or “purchase order” or “order” shall mean an order by LOMBARD for the manufacturing of Products set forth in the order.

“Representative” shall mean, with respect to any Party, any officer, director, principal, attorney, agent, employee or other representative of such Party.

“Specifications” or “specifications” shall mean the design and quality specifications for the Components supplied by the Supplier to the LOMBARD for the Supplier’s identical product globally, as such may from time to time be amended by written agreement of the Parties.

“Technical Information” shall mean all the technical and other information developed by LOMBARD and/or its licensors required for the manufacturing of the Products including without limitation DHF (Design History File), DMR (Device Master Record) ,SOP(Standard Operating Procedure), BOM(Bill of Material) and Specifications, video of manufacturing process, existing supplier information etc.

“Territory” shall, for the purpose of this Agreement, mean Mainland China, Hong Kong SAR and Macau SAR.

“Third Party” shall mean any individual or entity other than a Party or an affiliate of a Party.

“Trade Mark(s)” shall mean the trademarks of LOMBARD and/or its licensors short particulars of which are set out in Exhibit B, and such other trademarks as are applied by LOMBARD on or in connection with the Products from time to time during the term of this Agreement.

“Work in Process” shall mean partially completed goods, parts, assemblies and/or subassemblies that are no longer part of the raw materials inventory and are not yet a part of the finished Components inventory.  For purposes of this Agreement, the cost of Work in Process shall be all costs incurred by the Supplier for work in process to complete firm purchase orders, including, but not limited to, raw materials, machining time, quality assurance and engineering requirements, specialized tooling and outside subcontractors and vendors.

Article 2
AGREEMENT TO PRODUCT MANUFACTURING

2.01          Subject to the terms and conditions of this Agreement, LOMBARD appoints MICROPORT, and MICROPORT agrees, to set up a manufacturing line and to manufacture, assemble Products at the Facility to support the distribution of Products in Territory. Notwithstanding the foregoing, the manufacturing process of the Products under this Agreement shall exclude the sterilization and packaging process which shall be conducted by LOMBARD unless MICROPORT at any time decides to become a domestic manufacturer (legal manufacturer) of Products by the approval of Governmental Authority.

2.02          The Parties agree that MICROPORT has all such licenses, rights and authorities under LOMBARD’s and/or or its licensors’ Intellectual Property Rights as are necessary to manufacture the Products under this Agreement, including, to the extent necessary for the manufacture of the Products, licenses to use the Trade Mark(s) and the Technical Information. The relevant registered patents and Trade Marks are listed in Exhibit B.

2.03          MICROPORT shall ensure that all manufacture pursuant to this Agreement shall be strictly in accordance with the Specifications and any other written manufacturing and other specifications, directions and instructions as may be communicated by LOMBARD to MICROPORT from time to time.

2.04          MICROPORT and LOMBARD shall maintain registrations, certifications and licenses as required by Applicable Law for their respective duties for the purpose of this Agreement.

2.05          Products manufactured by MICROPORT will only be distributed in Territory. The Parties have the intention to explore the possibility of manufacturing units for LOMBARD outside Territory in the future on mutually agreed terms and conditions.  For the avoidance of doubt, the Parties agree that the Products may not be manufactured or sold outside Territory without prior written agreement of LOMBARD.

Article 3
GRANT OF LICENSES AND EXCLUSIVITY

3.01          The rights granted under this Clause 3 are subject to all of the terms and conditions of this Agreement. LOMBARD hereby agrees to disclose to MICROPORT its Technical Information relating to the manufacture of the Products in accordance with Clause 5.

3.02          Subject to Clause 4 and provided MICROPORT complies strictly with the terms of this Agreement, LOMBARD hereby agrees to grant MICROPORT an exclusive right to manufacture the Products protected by Intellectual Property Rights in the Territory where LOMBARD shall not appoint a third party to manufacture the Products during the term of this Agreement.

Article 4
PRODUCTION REQUIREMENTS

4.01          During the term of this Agreement, LOMBARD shall place Order(s) for the quantity of Products required to be manufactured by MCROPORT and the dates on which LOMBARD requires such Products for delivery.  MICROPORT shall, within ten (10) days of receipt, accept any valid Order placed by LOMBARD by issuing a written Order Acceptance. Failure to issue a written Order Acceptance within the said time shall be deemed a rejection of the Order.

4.02          MICROPORT shall maintain manufacturing and storage facilities, resources and sufficient inventory of materials, parts and components to meet LOMBARD’s Orders placed from time to time under this Agreement.  To this end, LOMBARD agrees to submit to MICROPORT, on a rolling basis on or prior to the fifteenth (15th) calendar day of each calendar month,   forecasts of its anticipated production requirement.

4.03          MICROPORT shall be responsible for procuring all materials, parts and components necessary to carry out the manufacture of the Products in accordance with the terms of this Agreement.

4.04          LOMBARD shall maintain purchasing records to facilitate tracing of its disposition of Products in accordance with applicable regulatory obligations.  MICROPORT shall maintain records that track Components from the source of materials to shipment to LOMBARD.

4.05          LOMBARD will be the designated Party to receive complaints and will promptly advise MICROPORT, in writing, of complaints that it receives that are attributable to the Product(s) manufactured by MICROPORT.  LOMBARD will maintain, for the period of time required by Applicable Law, product complaint files related to Product(s) manufactured by MICROPORT under this Agreement including related investigations.

4.06          MICROPORT will assist LOMBARD in product complaint investigations related to Product(s) manufactured by MICROPORT upon reasonable request from LOMBARD.  MICROPORT will provide reasonable assistance in complaint investigations and will provide information reasonably available to LOMBARD to close those investigations.

4.07          LOMBARD is responsible for the execution of corrections and removals of Products. If requested by LOMBARD, MICROPORT will help coordinate the logistical execution of product field corrections and removals of Products.  Records of removals and corrections shall be maintained by LOMBARD.  All expenses and costs related to removals or corrections caused by MICROPORT or its agents and representatives related to Products shall be paid for or reimbursed by MICROPORT.  All expenses and costs related to removals or corrections caused by LOMBARD or its agents and representatives related to Products shall be the responsibility of LOMBARD.

4.08          MICROPORT will maintain a quality system which satisfies LOMBARD’s quality system and will satisfy all Applicable Laws, including all pre- and post-market activity, in accordance with applicable regulatory requirements (e.g. ISO 13485 and U.S. FDA where applicable), remaining subject to periodic audit by LOMBARD. In the event that these regulations are modified, amended, or otherwise updated, MICROPORT will modify, amend, or otherwise update and maintain a quality system in accordance therewith.  The Parties shall enter into a mutually agreed Quality Agreement that satisfies required regulatory requirements prior to the commencement of manufacturing under this Agreement.

Article 5
DISCLOSURE OF TECHNICAL INFORMATION AND ASSISTANCE

5.01          LOMBARD shall within a reasonable time after the Effective Date, disclose to MICROPORT the Technical Information, including but without limitation to, drawings, Specifications, videos of manufacturing process, SOPs, BOM(bill of ,materials), existing supplier information, DHF and DMR of the Products and to this end shall provide MICROPORT with copies of all documentary records which record or otherwise relate to the Technical Information to the extent MICROPORT reasonably considers necessary for the manufacture of the Products.

5.02          MICROPORT acknowledges that the copyright in any documentation supplied by LOMBARD as part of the Technical Information, and all copies of such documentation, shall belong to and remain vested in LOMBARD. MICROPORT shall be permitted to make only such copies of the Technical Information and documentation as are necessary for MICROPORT’s performance of its obligations under this Agreement and understands and acknowledges that all such Technical Information, documentation and copies of the same are subject to the confidentiality obligations.

5.03          LOMBARD shall from time to time at its cost send engineering staff to MICROPORT’s facilities to provide MICROPORT with such reasonable training, advice and assistance as LOMBARD reasonably considers necessary to facilitate MICROPORT’s performance of its obligations under this Agreement. Certificate shall be issued by LOMBARD to personnel of MICROPORT who is qualified for production operation after necessary training.

Article 6
INTELLECTUAL PROPERTY RIGHTS AND INFRINGEMENT

6.01          MICROPORT acknowledges that the Trade Mark(s), the Technical Information, and all Intellectual Property Rights licensed to MICROPORT under Clause 2.2, are the absolute and exclusive property of LOMBARD and/or its licensors (as applicable) and it shall not be deemed to include a transfer of Intellectual Property Rights. MICROPORT is authorized to use the Intellectual Property Rights only in connection with the manufacture of Products pursuant to this Agreement.

6.02          MICROPORT shall immediately give written notice to LOMBARD of any infringement or threatened infringement of, or any challenge to, any of the Trade Marks or any inadvertent disclosure or unauthorized use of the Technical Information or any Intellectual Property Right of LOMBARD and/or its licensors which shall come to its notice.  LOMBARD shall take such action as it considers appropriate to institute or defend any action in respect of such infringement or other matters. If LOMBARD, in its sole discretion, takes action in respect of the same, MICROPORT acknowledges that LOMBARD shall be solely responsible for the conduct of such action, including its prosecution, defense or settlement, and MICROPORT shall make no admission as to liability and shall not agree to any settlement or compromise of any action, and shall at LOMBARD’s expense give LOMBARD all such assistance as LOMBARD may reasonably require in connection with the same.

6.03          Should LOMBARD decide not to institute or defend any such legal action of which it is advised by MICROPORT pursuant to Clause 6.02, it shall so notify MICROPORT in which event MICROPORT shall be entitled, at MICROPORT’s cost, to institute or defend such action as it thinks fit. LOMBARD shall give MICROPORT all such assistance as MICROPORT may reasonably require in connection with such action and MICROPORT shall keep LOMBARD informed of any progress in respect of the same and shall not make any admission as to liability or agree to any settlement or compromise of any action without LOMBARD’s prior written consent not to be unreasonably withheld or delayed. LOMBARD hereby consents to the use of its name by MICROPORT in any legal action instituted or defended by MICROPORT in accordance with this Clause 6.03 in so far as it is necessary for the prosecution or defense of such action.

6.04          Subject to the remainder of this Clause 6 and to Clause 11, LOMBARD shall indemnify MICROPORT from and against all losses, damages, costs, liabilities and expenses (including legal expenses) suffered or incurred arising out of or in connection with any third party demand, claim or action alleging that the exercise by MICROPORT of any of the licenses granted to it under this Agreement infringes any Intellectual Property Right belonging to a third party, and LOMBARD agrees to be responsible for all costs (including legal expenses) and damages paid by way of settlement or compromise or finally awarded by a court of competent jurisdiction against MICROPORT in such action.

6.05          Without limitation to Clause 6.04, in the event that the exercise by MICROPORT of any of the licenses granted under this Agreement in the manner or for the purposes contemplated under this Agreement infringes or in MICROPORT’s reasonable opinion is likely to be held to infringe any Intellectual Property Right belonging to a third party, LOBARD shall, at its option and expense:

(a)                procure for MICROPORT the right to continue to exercise the licenses in question, free of any liability for such infringement; or

(b)               modify the Technical Information in question relating to the manufacture of the Products licensed by MICROPORT so that they become non-infringing,

6.06          LOMBARD shall have no obligation or liability under Clause 6.06 to the extent that any (alleged) infringement arises from:

(a)                any information or materials provided by MICROPORT to LOMBARD; or

(b)               any breach of the terms of this Agreement, or any negligent, willful or fraudulent act or omission, of or by MICROPORT, its employees, agents or contractors.

6.07          The Parties agree that all Intellectual Property Rights developed solely by MICROPORT including design improvement to Products, manufacturing methods and process, arising out of MICROPORT’s performance of this Agreement (“Manufacturer’s IPR”), shall vest in and be owned by MICROPORT.

Article 7
FEES AND PAYMENT

7.01          As consideration for the manufacture of the Products, LOMBARD shall pay MICROPORT a manufacturing fee which is to be determined by the Parties through friendly negotiation as further detailed in Exhibit C (“Manufacturing Fee”-

7.02          The Manufacturing Fee shall be exclusive of all costs including, without limitation, VAT and all other applicable taxes and duties, storage, export and import licenses, delivery, insurance and packing.

7.03          The Manufacturing Fee shall be invoiced by MICROPORT to LOMBARD within thirty (30) days of delivery and completion of inspection of the Products by LOMBARD.

7.04          Payment of invoices shall be made by LOMBARD by direct bank transfer into such bank account in such country as MICROPORT may from time to time nominate in writing within thirty (30) days of the date of the relevant invoice.  All invoices and all payments for Products under this Agreement shall be in US dollars.

7.05          All payments required to be made by LOMBARD to MICROPORT under this Agreement are exclusive of any applicable federal, state and local taxes excluding income taxes, value added taxes and gross receipt taxes.

Article 8
TITLE, DELIVERY, INSPECTION AND ACCEPTANCE

8.01          Unless otherwise agreed in writing, MICROPORT shall, at its expense, deliver the Products to LOMBARD at the address specified in the relevant Order no later than the scheduled delivery date.

8.02          Delivery terms shall be Ex Works (as defined in Incoterms 2010) MICROPORT’s facility, and LOMBARD shall pay all costs and expenses of shipping. Risk in the Products shall pass on delivery and title to the Products shall pass on payment in full of the amount invoiced to LOMBARD.

8.03          LOMBARD shall inspect all Products promptly upon receipt thereof and shall test the Products in accordance with the Acceptance Tests to demonstrate the compliance of the Products with the Acceptance Criteria. Successful completion of LOMBARD’s testing procedures shall occur when the Products satisfy all relevant acceptance criteria.  On successful completion of testing, LOMBARD shall issue and sign an acceptance certificate.

8.04          If successful completion of the Acceptance Tests is not achieved to LOMBARD’s satisfaction within ten (10) days of delivery due to the sole reason of MICROPORT, LOMBARD shall have the right to reject Products which do not conform with agreed-to Specifications relating to the applicable Order(s) within a reasonable time of delivery. Any Products which are not properly rejected within thirty (30) days after receipt by LOMBARD shall be deemed to have been satisfied and accepted by LOMBARD.

8.05          If any Products are rejected pursuant to Clause 8.04, upon receipt of the properly rejected Products, MICROPORT shall, as promptly as possible but no later than ten (10) business days after receipt by MICROPORT of the properly rejected Products, evaluate them to determine if they are defective. In the event MICROPORT concurs that the properly rejected Products are, made out of conformance with the agreed-to Specifications (“Defective Products”), then, at LOMBARD’s option:

(a)                MICROPORT shall, at its option, within thirty (30) business days or as otherwise agreed by the Parties, either repair or replace the Defective Products to conform with the applicable Order(s);

(b)               LOMBARD may without any liability to MICROPORT cancel the relevant Order in full or partially with Defective Products.

Article 9
PRODUCT CHANGES

9.01          LOMBARD shall have ultimate control of and responsibility for all variations to the Specifications and to the Products.  MICROPORT shall not modify the Products without LOMBARD’s prior written consent, and MICROPORT shall implement all changes to the Specifications and the Products notified by LOMBARD in writing. LOMBARD shall agree to the reasonable adjustments to the Manufacturing Fee to take into account variations in costs resulting from such changes.

9.02          LOMBARD agrees to use its commercially reasonable efforts to provide MICROPORT with notice ninety (90) days in advance of (i) any changes to the Specifications and to the Products described in Schedule 2 or (ii) the discontinuance of any Products. In such cases, LOMBARD shall remain obliged to purchase Products that are subject to any valid Order(s). If any such change affects the production cost, LOMBARD shall agree to the reasonable adjustment to the Manufacturing Fee. MICROPORT reserves the right to terminate this Agreement with no penalty with notice should the Products change significantly thereby contrary to the business purpose of the Agreement.

Article 10
TERM AND TERMINATION

10.01      Term. This Agreement shall begin on the Effective Date and shall remain in force for five (5) years from the date of the first delivery of Products under this Agreement.

10.02      Termination for Cause or Upon Bankruptcy.  A Party may terminate this Agreement immediately upon written notice to the other Party as follows:

(a)                by a Party, effective immediately, in the event that the other Party should commits a material breach of any term of this Agreement and (if that breach is remediable) fails to remedy that breach within thirty (30) days of that Party being required in writing to do so;

(b)               by a Party, effective immediately, if any Force Majeure Event occurs to the other Party and such event delays or prevents the performance of any obligation under this Agreement by the Party suffering the Force Majeure Event for a period of ninety (90) days or longer; or

(c)                by a Party, effective immediately, if the other Party should experience a Bankruptcy Event.

(d)               by MICROPORT, effective immediately, if Change of Control occurs in LOMBARD

10.03      Upon Termination.  Upon termination of this Agreement, LOMBARD’s obligation to MICROPORT shall be:

(a)                Payment for and acceptance of delivery for all Products ordered; and

(b)               Payment for all associated components, work-in-progress, finished goods, specific raw material, including all non-cancelable/non-returnable materials ordered by MICROPORT to full fill LOMBARD’s Purchase Orders.

10.04      Article 1, Article 6, Article 11 and Sections 4.04, 4.05, 4.06, 4.07, 10.03 will survive expiration or termination of this Agreement for any reason in accordance with their respective terms

Article 11
REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

11.01      Mutual.  Each Party hereby represents, covenants and warrants to the other Party that:

(a)                it has the power and authority to enter into this Agreement and to grant the rights and licenses granted herein and otherwise perform this Agreement;

(b)               to the best of each Party’s knowledge, the entering into of this Agreement by such Party will not (i) violate any provision of law, statute, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body or (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under its organizational documents, as amended to date, or any material note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement;

(c)                when executed and delivered by it, this Agreement will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with the provisions of this Agreement; and

(d)               it shall perform its obligations under this Agreement in compliance with all Applicable Law.

11.02         Product Warranty.  MICROPORT warrants that, for 12 months from the date of delivery, the Products shall be manufactured in accordance with the Specifications provided by LOMBARD and shall be free from defects in materials and workmanship. For the avoidance of doubt, MICROPORT has no liability for any Products that is altered, mishandled or damaged after delivery to a common carrier.

11.03      In the event that Products do not conform to the warranties set forth at Clause 11.02, MICROPORT shall repair or replace and return, (or credit by agreement), including the costs of transportation of such Products at the earliest opportunity after the same.

11.04      Disclaimer of Other Warranties by MICROPORT.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, MICROPORT HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, WITH RESPECT TO THE PRODUCTS, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES ON DESIGN, PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHT OF ANY THIRD PARTY.

(a)                Indemnification. MICROPORT shall defend, indemnify and hold harmless LOMBARD, its Affiliates and their respective directors, officers, employees, agents, subcontractors, representatives(each, a “LOMBARD Indemnified Party”) from and against all Third Party claims, demands and causes of action (“Claims”) and all judgments, settlements, liabilities, fines, penalties, costs and expenses arising from Claims (“Losses”) to the extent arising out of or resulting from (i) any Products that are manufactured by MICROPORT that have caused injury or damage; (ii) MICROPOR’s breach of this Agreement, and (iii) MICROPORT’s failure to comply with Applicable Laws.

(b)               LOMBARD shall indemnify and hold harmless, and at MICROPORT’s request, defend or pay for the defense of MICROPORT, its Affiliates and their respective directors, officers, employees, agents, subcontractors, representatives (each, a “MICROPORT  Indemnified Party”) against all Claims and Losses brought against MICROPORT that: (i) any Products themselves, or any portion thereof, or any processes, equipment or methods used to manufacture the Products constitutes an infringement of any trademark, copyright, patent or other intellectual property right of any Third Party; (ii) any Products caused any injury or damage; and(iii) arise or are alleged to have arisen as a result of breach by LOMBARD of any term of this Agreement.

(c)                In no event shall either Party have any liability to the other Party or any Third Party for any loss of revenue, loss of profit, loss of data or loss of goodwill, or for any indirect, special or consequential loss or damage arising out of or in connection with this Agreement or any collateral contract, whether in contract, tort (including negligence) or otherwise.

Article 12
FORCE MAJEURE

12.01      Performance Delay.  The time for performance of a Party impacted by a Force Majeure Event, other than the satisfaction of payment obligations that have accrued under this Agreement, is excused, without liability, for the duration of time that the Force Majeure Event impairs such Party’s ability to perform its obligations under this Agreement.

12.02      Notice.  The Party whose performance is affected by a Force Majeure Event (the “Affected Party”) shall give prompt written notice to the other Party stating the details and expected duration of the event. Once notice is given of a Force Majeure Event, the Parties shall keep each other reasonably informed of the situation until the Affected Party’s performance is no longer affected by the Force Majeure Event or this Agreement is terminated, whichever occurs first. If the performance of the Affected Party does not resume within ninety (90) days of the occurrence of a Force Majeure Event, the other Party shall have the right to terminate this Agreement without penalty, except LOMBARD’s satisfaction of payment obligations that have accrued under this Agreement shall survive the termination of this Agreement. Each Party has full management discretion in dealing with its own labor issues.

Article 13
MISCELLANEOUS

13.01      Governing Law and Dispute Resolution.  This Agreement shall be governed by and construed in accordance with Chinese law (The United Nations Convention on International Sale of Goods shall not apply to This Contract). Any dispute, controversy, difference or claim arising out of or relating to this Agreement , including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be settled through friendly negotiations. In case no settlement can be reached through such negotiations, any such dispute, controversy, difference or claim shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted.  The seat of arbitration shall be Hong Kong and the number of arbitrators shall be three and the arbitration proceedings shall be conducted in English.

13.02      Integration; Amendments.  This Agreement and Exhibits referred to in this Agreement between the Parties, together with the Component Manufacturing Agreement, Brazil Registration and Distribution Agreement, and the China Registration and Distribution Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all previous arrangements with respect to the subject matter hereof, whether written or oral.  Any amendment or modification to this Agreement shall be made in writing signed by both Parties.

13.03      Notices.  Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing and (a) delivered by hand, (b) sent by internationally recognized delivery service, (c) sent by registered or certified mail, return receipt requested, postage prepaid, or (d) sent by facsimile transmission confirmed by prepaid, registered or certified mail letter, and shall be deemed to have been properly served to the addressee upon receipt of such written communication, in any event to the following addresses:

If to MICROPORT:    MICROPORT ENDOVASCULAR (SHANGHAI) CO., LTD.
Building #1, 3399 Kangxin Rd., SIMZ Century Medicine Park Shanghai 201318, P. R. China
Attention: Zhu Qing
Email:qzhu@microport.com

If to LOMBARD:       LOMBARD MEDICAL LIMITED
888 Prospect Street #200
La Jolla, CA 92037
Attention: Bill Kulback
Email: bill.kullback@lombardmedical.com

Either Party may change its address to which notices shall be sent by giving notice to the other Party in the manner herein provided.

13.04      Further Assurances.  Each Party agrees to execute, acknowledge and/or deliver such further instruments, and to do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

13.05      No Strict Construction.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.

13.06      Headings.  The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

13.07      No Implied Waivers; Rights Cumulative.  No failure on the part of a Party to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

13.08      Severability.  If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions, which valid provisions in their economic effect are sufficiently similar to the invalid, illegal or unenforceable provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions.  In case such valid provisions cannot be agreed upon, the invalidity, illegality or unenforceability of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal or unenforceable provisions.

13.09      Assignment.  Neither party may assign, directly or indirectly, all or part of its rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

13.010  No Third Party Beneficiaries.  No Person, other than MICROPORT, LOMBARD and their respective Affiliates and any permitted assignees hereunder, shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

13.011  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by facsimile signature, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

13.012  Controlling Agreement.  In the event any term of this Agreement is inconsistent with the terms of a purchase order issued by LOMBARD, then the terms of this Agreement shall control.

13.013  Interpretation.  Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa); (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and shall not be interpreted to limit the provision to which it relates; (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified; (e) any reference in this Agreement to any Person shall be construed to include the Person’s successors and assigns; (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement, and not to any particular provision of this Agreement; (g) all references herein to Sections, Exhibits or Schedules shall be construed to refer to Sections, Exhibits or Schedules of this Agreement; (h) the word “notice” means notice in writing (whether or not specifically stated); (i) provisions that require that a Party, the Parties “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging); (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof; and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”

(Signature page follows)

IN WITNESS WHEREOF, the Parties to the Agreement by their duly authorized representatives have executed this Agreement as of the date first written above.

MICROPORT ENDOVASCULAR (SHANGHAI) CO., LTD.	LOMBARD MEDICAL LIMITED.
By: _____________________________	By: ___________________________
Title: ___________________________	Title:___________________________

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Exhibit A
Products

To be determined by the parties

Stock No.	Description	Specifications No. / Date

Exhibit B
Patents and Trademarks

To be determined by the parties

Patent	Registered Area	Registration(Application) No.

Trademark	Registered Area	Registration(Application) No.

Exhibit C
Manufacturing Fee

To be determined by the parties